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                                                               Exhibit 99.1

News                                                                     TXU
Release
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1601 Bryan Street
Dallas, Texas  75201-3411

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

        TXU Reports Better Than Expected First Quarter Results

  o 1Q 2003 earnings from continuing operations: $101 million, $0.30 per share (diluted), exceeds target of approximately $0.20 per share
  o 1Q 2003 net income available to common stock: $40 million, $0.14 per share (diluted)
  o Full year 2003 guidance for earnings from continuing operations remains at $1.95 to $2.05 per share with focus on further efficiency and excellence in core operations, debt reduction, and strengthening credit
  o   2Q 2003 guidance: $0.35 per share range

DALLAS - May 1, 2003 - TXU (NYSE: TXU) an energy company with over 5 million customers in North America and Australia today announced that earnings from continuing operations before cumulative effect of changes in accounting principles for the first quarter ended March 31, 2003 were $101 million, $0.30 per share of common stock, diluted, exceeding its planned earnings of approximately $0.20 per diluted share. This compares to $252 million, $0.95 per share for the first quarter of 2002. These earnings amounts are net of $5 million in preference stock dividends in each year.

Including discontinued operations (related to the discontinued Europe operations) and the cumulative effect of accounting changes, earnings for the first quarter of 2003 were $40 million, $0.14 per share of common stock, diluted, compared to $250 million, $0.94 per share of common stock, diluted, for the first quarter of 2002. The cumulative effect of accounting changes in the first quarter of 2003 represents an after tax charge of $63 million associated with the rescission of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities", and an after tax benefit of $5 million associated with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations". EITF 98-10 had required mark-to-market accounting for certain energy-related contracts that are now accounted for on an accrual basis.

The major factors in the period-to-period comparison of earnings per share of common stock (diluted) from continuing operations include an increase in the number of common shares outstanding as a result of issuances of common stock in May, August and December 2002, an increase in diluted shares due to the issuance of subordinated notes exchangeable into common stock as announced in November 2002, increased interest expense resulting from more permanent financing and strengthened liquidity in volatile capital markets, and decreased contributions from Australia and North America Energy. The current quarter comparisons benefited from an increased contribution from North America Energy Delivery and the $17 million after tax first quarter 2002 loss on early extinguishment of debt. Results from the segments are discussed in more detail below.
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Selected highlights
-------------------

TXU has accomplished a number of objectives in 2003 that have reestablished financial stability and reflect the company's continued focus on existing operations, delivering on the 2003 plan, reducing costs and strengthening the balance sheet. Some of the highlights since the end of 2002 include the following.

o TXU Energy, a subsidiary of TXU, successfully issued $1.250 billion of notes in a 144A (private placement) debt offering and refinanced/refunded an aggregate $220 million of Pollution Control Revenue Bonds.
o TXU announced that it and its subsidiaries had repaid all cash borrowings from their North America credit facilities and that they had replaced an expiring $1 billion 364 day unsecured credit facility and a $150 million secured credit facility with a $450 million unsecured credit facility, further reducing reliance on bank borrowings.
o TXU announced management changes designed to reduce costs, streamline the organization and increase focus on the operations of its core businesses in North America and Australia. The changes are part of a process of reducing officers overall by about 30 percent as part of the company's target to cut 2003 costs by a net $250 million from 2002 levels.
o TXU Energy's request for an increase of the Price to Beat rates (applicable to residential and small business customers) due to increases in the cost of natural gas was approved by the Public Utility Commission of Texas on March 5, and the new rates were implemented on March 6.
o TXU reached a settlement with all parties who appealed a Public Utility Commission of Texas order approving a regulatory settlement plan and financing order related to the transition to competition. The settlement plan resolves all TXU proceedings related to restructuring legislation enacted by the Texas Legislature in 1999.
o TXU announced the election of Michael W. Ranger to its board of directors, replacing Charles R. Perry, who retired after serving on the boards of TXU and predecessor companies since 1978.
o The Environmental Protection Agency selected Oncor, a TXU subsidiary, as an ENERGY STAR Partner of the Year for contributing to the reduction of nearly 30 million pounds of greenhouse gas emissions. Oncor accomplished this by qualifying energy-efficient homes that earn the ENERGY STAR.
o TXU announced that consistent with its commitment to the environment, it has achieved clean air goals ahead of schedule. The goals pertain to Texas nitrogen oxide reductions.
o TXU was recognized by the Women's Business Enterprise National Council as one of America's top corporations in providing opportunities for women-owned businesses to market their products. TXU was one of eight corporations recognized for having programs that offer equal access for women-owned suppliers and having attained world-class quality in their supplier diversity programs.

Regarding the financial results, Dan Farell, chief financial officer for TXU said, "We have previously stated that phasing of earnings by quarter this year will, without the transitional issues of the prior year, reflect a company that earns most of its income from the electricity business in Texas. This solid first quarter performance is a tribute to what can be achieved when management and employees are focused on clear objectives. These results provide a good start on our initiatives of delivering on the 2003 plan, achieving major sustainable cost reductions, and aggressively defending and building on leadership positions in Texas and Australia. We are also on course to significantly strengthen the balance sheet over the next two years."
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Results of operations
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At March 31, 2003, TXU had more than $3.4 billion of available liquidity, including over $1.8 billion of cash. The consolidation of the company's telecommunications partnership, Pinnacle One, increased debt by $831 million in the quarter, which was offset by a reduction of debt of $468 million across the rest of the corporation, resulting in an overall increase in debt of $363 million. The consolidation of Pinnacle One began in the first quarter of 2003 as disclosed in the company's Annual Report on Form 10-K.

Cash provided by operating activities was $926 million, an increase of $480 million. This primarily reflects the expected federal income tax refund offsetting the decrease in results addressed above.

The North America Energy segment delivered a better than expected $35 million of income before cumulative effect of changes in accounting principles in the first quarter of 2003, a decrease of $152 million driven by decreased contribution margin (operating revenues less cost of energy sold and delivery fees), an increase in generation operating costs and increased interest expense, partially offset by decreased selling, general and administrative (SG&A) expenses. This segment contains the company's generation, portfolio management, and retail operations primarily in Texas. The change in contribution margin was partially driven by the absence of transitional revenues realized in the first quarter of 2002. These transitional revenue benefits in 2002 were driven by the effect of large consumers remaining on bundled regulated or "standard offer" rates, some into the second quarter of 2002 before contracting at competitive rates. Contribution margin was also affected by higher fuel and purchased power costs as a result of higher gas prices and expected decreases in large customer sales volumes, both of which were partially offset by portfolio management activities. Higher interest expense primarily reflects increased credit line fees and the issuance of exchangeable notes in November 2002 and $1.25 billion of senior notes in a 144A offering in March 2003. Consistent with initiatives to reduce costs, SG&A costs declined by $76 million as a result of decreased bad debt expense and reduced staff, consultant and other expenses. Significant steps will continue to be taken in North American operations with a targeted net reduction of operating costs and SG&A expenses in 2003 of $250 million. The first quarter results also benefited from a $16 million (after tax) gain recorded on the favorable termination of contractual positions with Enron.

The North America Energy Delivery segment provided $110 million of net income in the first quarter of 2003, an increase of $9 million over the first quarter of 2002. This segment includes the electric transmission and distribution assets as well as the company's natural gas pipeline and distribution business. Segment results reflect customer growth and colder weather in the North Texas area. Natural gas delivery results improved as a result of increased volumes driven by the colder weather and growth and due to improved rate structures. Electric delivery results declined slightly, primarily as a result of increased interest expense as a result of more permanent financing and reduced reliance on bank borrowings.

Net income contribution from Australia was $27 million in the first quarter of 2003, as compared to $51 million in the prior year period. This segment includes the company's generation, portfolio management, retail, and gas and electricity delivery operations in Australia. The change is primarily an issue of timing, as the prior year period included the effect of a gain on termination of a power contract that would have otherwise been realized over the full year had it remained in place, somewhat offset by new contracts. The current period also benefited from continued customer growth, including large customer sales volumes, and favorable currency exchange rate movement.
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Conference call
---------------
TXU's quarterly earnings teleconference with financial analysts is scheduled for 9 a.m. Central (10 a.m. Eastern) today. The teleconference will be broadcast live on the TXU web site (www.txucorp.com) in the Investor Resources section for any parties who wish to listen, and a replay will be available on the web site approximately two hours after the teleconference is completed. Consolidated and segment condensed income statements and operating and financial statistics and consolidated balance sheet and cash flow statements are also available on the web site at www.txucorp.com in the Investor Resources section.

Quarterly analyst meeting
-------------------------
In addition, TXU will web cast live at www.txucorp.com its regular quarterly meeting with analysts on Thursday, May 8, 2003, at 8:30 a.m. Eastern (7:30 a.m. Central) and will have a replay available on the web site later that day.

For analysts who wish to attend the quarterly meeting in New York, NY, it will begin promptly at 8:30 a.m. in the St. Regis Roof Room on the 20th floor of the St. Regis Hotel (located at 2 East 55th Street).

TXU will also host meetings for analysts on Friday, May 9, 2003 in San Francisco, CA at 7:30 a.m. Pacific Time at the Mandarin Oriental Hotel (located at 222 Sansome Street); and in Los Angeles, CA, at 1:00 p.m. Pacific Time at the California Club (located at 538 South Flower Street).

If you plan to attend one of these analyst meetings, please RSVP to Sherri Cox at scox2@txu.com, 214/812-4901, or via fax at 214/812-3366. Please indicate your meeting preference.

TXU is a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $32 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than a hundred years, to provide reliable energy delivery to consumers and earnings and cash flow for stakeholders. In its primary market of Texas, TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves five million customers in North America and Australia, including 2.7 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.
                                        - END -
For additional information contact:

Investor Relations:  David Anderson   214/812-4641      danderson@txu.com
                     Tim Hogan        214/812-2756      thogan@txu.com
                     Laura Conn       214/812-3127      laura.conn@txu.com
                     Rose Blessing    214/812-2498      rblessing@txu.com
Media:               Carol Peters     214/812-5924      cpeters@txu.com
                     Joan Hunter      214/812-4071      jhunter@txu.com